                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  ------------

                                 SCHEDULE 13D/A
                                 (RULE 13D-101)

       INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO 13D-1(A)
                AND AMENDMENTS THERETO FILED PURSUANT TO 13D-2(A)

                              (AMENDMENT NO. 1 )1
                                            ---

                        PaineWebber R&D Partners II, L.P.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                      Units of Limited Partnership Interest
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   695922 20 3
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                 Pablo Legorreta and David Madden (800) 600-1450
       c/o Pharmaceutical Partners, L.L.C., 70 E. 55th Street, 23rd Floor,
                               New York, NY 10022
--------------------------------------------------------------------------------
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                                 With Copies to:
                      F. George Davitt, Esq. (617) 248-7000
     c/o Testa, Hurwitz & Thibeault, LLP, 125 High Street, Boston, MA 02110
--------------------------------------------------------------------------------

                                 January 8, 1999
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

      If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box . / /

      NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. SEE Rule 13d-7(b) for other parties to whom copies are to be sent.


--------
      1 The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

      The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, SEE the NOTES).

-----------------------------
CUSIP NO. 695922 20 3
-----------------------------

--------------------------------------------------------------------------------
   1    NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        BioRoyalties, L.L.C.
--------------------------------------------------------------------------------
   2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a) / /
                                                                   (b) / /

--------------------------------------------------------------------------------
   3    SEC USE ONLY


--------------------------------------------------------------------------------
   4    SOURCE OF FUNDS

        WC
--------------------------------------------------------------------------------
   5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED      / /
        PURSUANT TO ITEMS 2(d) or 2(e)

--------------------------------------------------------------------------------
   6    CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
                      7   SOLE VOTING POWER

     NUMBER OF            0
      SHARES        ------------------------------------------------------------
   BENEFICIALLY       8   SHARED VOTING POWER
     OWNED BY
       EACH               0
     REPORTING      ------------------------------------------------------------
      PERSON          9   SOLE DISPOSITIVE POWER
       WITH
                          0
                    ------------------------------------------------------------
                     10   SHARED DISPOSITIVE POWER
                          0
--------------------------------------------------------------------------------
  11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        0
--------------------------------------------------------------------------------
  12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN   / /
        SHARES

--------------------------------------------------------------------------------
  13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        0%
--------------------------------------------------------------------------------
  14    TYPE OF REPORTING PERSON

        OO
--------------------------------------------------------------------------------

-----------------------------
CUSIP NO. 695922 20 3
-----------------------------

--------------------------------------------------------------------------------
   1    NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Pharmaceutical Royalties, L.L.C.
--------------------------------------------------------------------------------
   2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a) / /
                                                                   (b) / /

--------------------------------------------------------------------------------
   3    SEC USE ONLY


--------------------------------------------------------------------------------
   4    SOURCE OF FUNDS

        WC
--------------------------------------------------------------------------------
   5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED      / /
        PURSUANT TO ITEMS 2(d) or 2(e)

--------------------------------------------------------------------------------
   6    CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
                      7   SOLE VOTING POWER

     NUMBER OF            0
      SHARES        ------------------------------------------------------------
   BENEFICIALLY       8   SHARED VOTING POWER
     OWNED BY
       EACH               322
     REPORTING      ------------------------------------------------------------
      PERSON          9   SOLE DISPOSITIVE POWER
       WITH
                          0
                    ------------------------------------------------------------
                     10   SHARED DISPOSITIVE POWER
                          322
--------------------------------------------------------------------------------
  11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        322
--------------------------------------------------------------------------------
  12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN   / /
        SHARES

--------------------------------------------------------------------------------
  13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        3.9%
--------------------------------------------------------------------------------
  14    TYPE OF REPORTING PERSON

        OO
--------------------------------------------------------------------------------

-----------------------------
CUSIP NO. 695922 20 3
-----------------------------

--------------------------------------------------------------------------------
   1    NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Pharmaceutical Royalty Investments, Ltd.

--------------------------------------------------------------------------------
   2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a) / /
                                                                   (b) / /

--------------------------------------------------------------------------------
   3    SEC USE ONLY


--------------------------------------------------------------------------------
   4    SOURCE OF FUNDS

        WC
--------------------------------------------------------------------------------
   5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED      / /
        PURSUANT TO ITEMS 2(d) or 2(e)

--------------------------------------------------------------------------------
   6    CITIZENSHIP OR PLACE OF ORGANIZATION

        Bermuda
--------------------------------------------------------------------------------
                      7   SOLE VOTING POWER

     NUMBER OF            0
      SHARES        ------------------------------------------------------------
   BENEFICIALLY       8   SHARED VOTING POWER
     OWNED BY
       EACH               1182.5
     REPORTING      ------------------------------------------------------------
      PERSON          9   SOLE DISPOSITIVE POWER
       WITH
                          0
                    ------------------------------------------------------------
                     10   SHARED DISPOSITIVE POWER
                          1182.5
--------------------------------------------------------------------------------
  11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        1182.5
--------------------------------------------------------------------------------
  12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN   / /
        SHARES

--------------------------------------------------------------------------------
  13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        14.3%
--------------------------------------------------------------------------------
  14    TYPE OF REPORTING PERSON

        OO
--------------------------------------------------------------------------------

-----------------------------
CUSIP NO. 695922 20 3
-----------------------------

--------------------------------------------------------------------------------
   1    NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Bioventure Investments, kft
--------------------------------------------------------------------------------
   2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a) / /
                                                                   (b) / /

---------------------------------------------------------------------------
   3    SEC USE ONLY


--------------------------------------------------------------------------------
   4    SOURCE OF FUNDS

        WC
--------------------------------------------------------------------------------
   5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED      / /
        PURSUANT TO ITEMS 2(d) or 2(e)

--------------------------------------------------------------------------------
   6    CITIZENSHIP OR PLACE OF ORGANIZATION

        Hungary
--------------------------------------------------------------------------------
                      7   SOLE VOTING POWER

     NUMBER OF            0
      SHARES        ------------------------------------------------------------
   BENEFICIALLY       8   SHARED VOTING POWER
     OWNED BY
       EACH               1182.5
     REPORTING      ------------------------------------------------------------
      PERSON          9   SOLE DISPOSITIVE POWER
       WITH
                          0
                    ------------------------------------------------------------
                     10   SHARED DISPOSITIVE POWER
                          1182.5
--------------------------------------------------------------------------------
  11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        1182.5
--------------------------------------------------------------------------------
  12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN   / /
        SHARES

--------------------------------------------------------------------------------
  13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        14.3%
--------------------------------------------------------------------------------
  14    TYPE OF REPORTING PERSON

        OO
--------------------------------------------------------------------------------

-----------------------------
CUSIP NO. 695922 20 3
-----------------------------

--------------------------------------------------------------------------------
   1    NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Pharmaceutical Partners, L.L.C.
--------------------------------------------------------------------------------
   2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a) / /
                                                                   (b) / /

--------------------------------------------------------------------------------
   3    SEC USE ONLY


--------------------------------------------------------------------------------
   4    SOURCE OF FUNDS

        WC
--------------------------------------------------------------------------------
   5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED      / /
        PURSUANT TO ITEMS 2(d) or 2(e)

--------------------------------------------------------------------------------
   6    CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
                      7   SOLE VOTING POWER

     NUMBER OF            0
      SHARES        ------------------------------------------------------------
   BENEFICIALLY       8   SHARED VOTING POWER
     OWNED BY
       EACH               1504.5
     REPORTING      ------------------------------------------------------------
      PERSON          9   SOLE DISPOSITIVE POWER
       WITH
                          0
                    ------------------------------------------------------------
                     10   SHARED DISPOSITIVE POWER
                          1504.5
--------------------------------------------------------------------------------
  11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        1504.5
--------------------------------------------------------------------------------
  12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN   / /
        SHARES

--------------------------------------------------------------------------------
  13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        18.2%
--------------------------------------------------------------------------------
  14    TYPE OF REPORTING PERSON

        OO
--------------------------------------------------------------------------------

-----------------------------
CUSIP NO. 695922 20 3
-----------------------------

--------------------------------------------------------------------------------
   1    NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Stephen Evans-Freke
--------------------------------------------------------------------------------
   2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a) / /
                                                                   (b) / /

--------------------------------------------------------------------------------
   3    SEC USE ONLY


--------------------------------------------------------------------------------
   4    SOURCE OF FUNDS

        AF
--------------------------------------------------------------------------------
   5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED      / /
        PURSUANT TO ITEMS 2(d) or 2(e)

--------------------------------------------------------------------------------
   6    CITIZENSHIP OR PLACE OF ORGANIZATION

        England
--------------------------------------------------------------------------------
                      7   SOLE VOTING POWER

     NUMBER OF            0
      SHARES        ------------------------------------------------------------
   BENEFICIALLY       8   SHARED VOTING POWER
     OWNED BY
       EACH               1504.5
     REPORTING      ------------------------------------------------------------
      PERSON          9   SOLE DISPOSITIVE POWER
       WITH
                          0
                    ------------------------------------------------------------
                     10   SHARED DISPOSITIVE POWER
                          1504.5
--------------------------------------------------------------------------------
  11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        1504.5
--------------------------------------------------------------------------------
  12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN   / /
        SHARES

--------------------------------------------------------------------------------
  13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        18.2%
--------------------------------------------------------------------------------
  14    TYPE OF REPORTING PERSON

        IN
--------------------------------------------------------------------------------

-----------------------------
CUSIP NO. 695922 20 3
-----------------------------

--------------------------------------------------------------------------------
   1    NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Pablo Legorreta
--------------------------------------------------------------------------------
   2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a) / /
                                                                   (b) / /

--------------------------------------------------------------------------------
   3    SEC USE ONLY


--------------------------------------------------------------------------------
   4    SOURCE OF FUNDS

        AF
--------------------------------------------------------------------------------
   5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED      / /
        PURSUANT TO ITEMS 2(d) or 2(e)

--------------------------------------------------------------------------------
   6    CITIZENSHIP OR PLACE OF ORGANIZATION

        Mexico
--------------------------------------------------------------------------------
                      7   SOLE VOTING POWER

     NUMBER OF            0
      SHARES        ------------------------------------------------------------
   BENEFICIALLY       8   SHARED VOTING POWER
     OWNED BY
       EACH               1504.5
     REPORTING      ------------------------------------------------------------
      PERSON          9   SOLE DISPOSITIVE POWER
       WITH
                          0
                    ------------------------------------------------------------
                     10   SHARED DISPOSITIVE POWER
                          1504.5
--------------------------------------------------------------------------------
  11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        1504.5
--------------------------------------------------------------------------------
  12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN   / /
        SHARES

--------------------------------------------------------------------------------
  13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        18.2%
--------------------------------------------------------------------------------
  14    TYPE OF REPORTING PERSON

        IN
--------------------------------------------------------------------------------

-----------------------------
CUSIP NO. 695922 20 3
-----------------------------

--------------------------------------------------------------------------------
   1    NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        David Madden
--------------------------------------------------------------------------------
   2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a) / /
                                                                   (b) / /

--------------------------------------------------------------------------------
   3    SEC USE ONLY


--------------------------------------------------------------------------------
   4    SOURCE OF FUNDS

        AF
--------------------------------------------------------------------------------
   5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED      / /
        PURSUANT TO ITEMS 2(d) or 2(e)

--------------------------------------------------------------------------------
   6    CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
--------------------------------------------------------------------------------
                      7   SOLE VOTING POWER

     NUMBER OF            0
      SHARES        ------------------------------------------------------------
   BENEFICIALLY       8   SHARED VOTING POWER
     OWNED BY
       EACH               1504.5
     REPORTING      ------------------------------------------------------------
      PERSON          9   SOLE DISPOSITIVE POWER
       WITH
                          0
                    ------------------------------------------------------------
                     10   SHARED DISPOSITIVE POWER
                          1504.5
--------------------------------------------------------------------------------
  11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        1504.5
--------------------------------------------------------------------------------
  12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN    / /
        SHARES

--------------------------------------------------------------------------------
  13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        18.2%
--------------------------------------------------------------------------------
  14    TYPE OF REPORTING PERSON

        IN
--------------------------------------------------------------------------------

-----------------------------
CUSIP NO. 695922 20 3
-----------------------------

--------------------------------------------------------------------------------
   1    NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Rory Riggs
--------------------------------------------------------------------------------
   2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a) / /
                                                                   (b) / /

--------------------------------------------------------------------------------
   3    SEC USE ONLY


--------------------------------------------------------------------------------
   4    SOURCE OF FUNDS

        AF
--------------------------------------------------------------------------------
   5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED      / /
        PURSUANT TO ITEMS 2(d) or 2(e)

--------------------------------------------------------------------------------
   6    CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
--------------------------------------------------------------------------------
                      7   SOLE VOTING POWER

     NUMBER OF            0
      SHARES        ------------------------------------------------------------
   BENEFICIALLY       8   SHARED VOTING POWER
     OWNED BY
       EACH               1504.5
     REPORTING      ------------------------------------------------------------
      PERSON          9   SOLE DISPOSITIVE POWER
       WITH
                          0
                    ------------------------------------------------------------
                     10   SHARED DISPOSITIVE POWER
                          1504.5
--------------------------------------------------------------------------------
  11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        1504.5
--------------------------------------------------------------------------------
  12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN    / /
        SHARES

--------------------------------------------------------------------------------
  13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        18.2%
--------------------------------------------------------------------------------
  14    TYPE OF REPORTING PERSON

        IN
--------------------------------------------------------------------------------

      This Amendment (the "Amendment") is Amendment No. 1 to the Schedule 13D (the "Original 13D") as filed on November 17, 1997 with the Securities and Exchange Commission (the "SEC"), on behalf of BioRoyalties, L.L.C. ("BioRoyalties"), Pharmaceutical Royalties, L.L.C. ("PRLLC"), Pharmaceutical Royalty Investments, Ltd. ("PRI"), Pharmaceutical Partners L.L.C. ("PPLLC"), Stephen Evans-Freke, Pablo Legorreta, David Madden and Rory Riggs relating to beneficial ownership of outstanding Units of Limited Partnership Interest of PaineWebber R&D Partners II, L.P. (the "Partnership"). This Amendment also constitutes the initial Schedule 13D filed on behalf of Bioventure Investments kft ("Bioventure"), and the final amendment to the original
Schedule 13D filed on behalf of BioRoyalties. BioRoyalties, PRLLC, PRI, Bioventure, PPLLC and Messrs. Evans-Freke, Legorreta, Madden and Riggs are herein collectively referred to as the "Reporting Persons." Unless otherwise noted, the information contained in this Amendment amends and supplements the information previously disclosed in the Original 13D.

ITEM 2.  IDENTITY AND BACKGROUND.

      The information contained in this Item 2 amends and restates, in its entirety, the information previously disclosed in Item 2 of the Original 13D.

(1) Item 2 of the Tender Offer Statement, as amended, on Schedule 14D-1, as filed with the SEC on August 15, 1997 and as amended on August 22, 1997, September 15, 1997, September 24, 1997 and November 17, 1997 (the "Schedule 14D-1") on behalf of BioRoyalties, PRLLC, PRI and PPLLC relating to the offer (the "Offer") to purchase outstanding Units of the Partnership, is hereby incorporated by reference into this Item 2.

(2) Bioventure, an entity formed under the laws of Hungary, is hereby added as a reporting person to this Schedule 13D, as amended. Bioventure was organized to invest in royalty interests and contingent payment rights which derive cash payments based on the sale of pharmaceutical and biotechnology products. The principal executive office of Bioventure is located at 11-1146, Budapest Hermina Ut 17, Budapest, Hungary. During the last five years, Bioventure has neither been convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors) nor been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction pursuant to which Bioventure was or is currently subject to a judgment, decree or final order enjoining future violations of, or prohibiting activities subject to, Federal or State securities laws or finding any violation of such laws.

ITEM 5.  INTERESTS IN SECURITIES OF THE ISSUER.

The information contained in this Item 5 amends and restates, in its entirety, the information previously disclosed in Item 5 of the Original 13D.

(a) BioRoyalties beneficially owns 0 Units (0%) of the outstanding Units and disclaims beneficial ownership of all other Units held by all other Reporting Persons as contemplated herein.

      PRLLC beneficially owns 322 Units (3.9%) of the outstanding Units and disclaims beneficial ownership of all other Units held by all other Reporting Persons as contemplated herein.

      Bioventure beneficially owns 1,182.5 Units (14.3%) of the outstanding Units and disclaims beneficial ownership of all other Units held by all other Reporting Persons as contemplated herein.

      PRI, as an indirect owner of Bioventure, may be deemed to beneficially own 1,182.5 Units (14.3%) of the outstanding Units and hereby disclaims beneficial ownership of the 1,182.5 Units and all other Units beneficially owned by all other Reporting Persons as contemplated herein.

      PPLLC is the sole manager of PRLLC and, by contract, the manager of Bioventure and may be deemed to own beneficially 1504.5 Units (18.2%) of the outstanding Units. PPLLC disclaims beneficial ownership of such Units.

      Each of Messrs. Evans-Freke, Legorreta, Madden and Riggs are managing members of PPLLC and may be deemed to own beneficially 1504.5
      Units (18.2%) of the outstanding Units. Each of Messrs. Evans-Freke, Legorreta, Madden and Riggs disclaims beneficial ownership of such Units except to the extent of his indirect previous interest.

(b)   Number of Units as to which each person has

      (i)   Sole power to vote or direct the vote:

            0 Units for each Reporting Person.

      (ii) Shares power to vote or direct the vote:

            0 Units for BioRoyalties;

            322 Units for PRLLC;

            1182.5 Units for each of Bioventure and PRI; and

            1504.5 Units for each of PPLLC and Messrs. Evans-Freke, Legorreta, Madden and Riggs.

      (iii) Sole power to dispose or to direct the disposition:

            0 Units for each Reporting Person.

      (iv) Shared power to dispose or to direct this disposition:

            0 Units for BioRoyalties;

            322 Units for PRLLC;

            1182.5 Units for each of Bioventure and PRI; and

            1504.5 Units for each of PPLLC and Messrs. Evans-Freke, Legorreta, Madden and Riggs.

(c) Pursuant to the Offer for the Units which was open from August 15, 1997 through October 7, 1997, BioRoyalties, PRLLC, PRI, PPLLC, and Messrs. Evans-Freke, Legorreta, Madden and Riggs became the beneficial owners of 849 Units. The price per Unit in the Offer was $3650.

      From October 8, 1997 through October 1, 1998, the Reporting Persons entered into 26 privately negotiated transactions pursuant to which the Reporting Persons acquired beneficial ownership of an additional 54 Units at prices per Unit ranging from $790 to $3,502.

      On January 8, 1999, the Reporting Persons (except for BioRoyalties) were notified of the approval of the transfer of beneficial ownership of 601.5 Units, effective January 1,1999, which were acquired by the Reporting Persons (except for BioRoyalties) in 7 privately negotiated transactions pursuant to which the Reporting Persons (except for BioRoyalties) acquired beneficial ownership of an additional 601.5 Units at prices per Unit ranging from $3,000 to $6,082, including transactions for 112 Units acquired by PRLLC at a price per Unit of $6,073 and 447 Units acquired by Bioventure at a price per Unit of $6,082.

      Throughout the periods described in this Item 5(c), the Reporting Persons have made various transfers of the Units amongst their own affiliated entities so that ownership of the Units is as stated in Items 5(a) and 5(b) of this Amendment.

(d) No other person is known to have the right to receive or the power to direct the receipt of dividends from, or any proceeds from the sale of, the Units beneficially owned by any of the Reporting Persons.

(e) As of December 31, 1997, pursuant to transfers amongst affiliated entities, BioRoyalties ceased to be the beneficial owner of more than 5% of the outstanding Units.

ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDING ON RELATIONSHIPS WITH REQUESTS TO SECURITIES OF THE ISSUER.

The information contained in this Item 6 amends and restates, in its entirety, the information previously disclosed in Item 6 of the Original 13D.

Item 7 of the Schedule 14D-1 is hereby incorporated by reference into this
Item 6.

BioRoyalties, PRLLC, PRI, PPLLC and Messrs. Evans-Freke, Legorreta, Madden and Riggs entered into an agreement dated November 17, 1998 pursuant to which such persons agreed that only one statement (the Original 13D) containing the information required to be filed by Schedule 13D needed to be filed.

Item No. 5 of this Amendment is hereby incorporated by reference into this
Item 6.

The Reporting Persons have entered into an agreement pursuant to Rule 13(d)-1(k) of the Act whereby the Reporting Persons agree that only one statement containing the information required by Schedule 13D needs to be filed.

ITEM 7.  MATERIAL TO BE FILED AS EXHIBITS.

EXHIBIT 1 Agreement dated February 23, 1999 by and among the Reporting Persons regarding joint filing of Schedule 13D.

                                   SIGNATURES


      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:  February 23, 1999

                                  BIOROYALTIES, L.L.C.

                                  By: /s/ PABLO LEGORRETA
                                     -----------------------------------
                                  Name:   Pablo Legorreta
                                  Title:  Managing Member of Pharmaceutical
                                          Partners, L.L.C., the Manager


                                  PHARMACEUTICAL ROYALTIES, L.L.C.

                                  By: /s/ PABLO LEGORRETA
                                     -----------------------------------
                                  Name:   Pablo Legorreta
                                  Title:  Managing Member of Pharmaceutical
                                          Partners, L.L.C., the Manager


                                  PHARMACEUTICAL ROYALTY INVESTMENTS LTD.

                                  By: /s/ DAVID MADDEN
                                     -----------------------------------
                                  Name:   David Madden
                                  Title:  Managing Member of Pharmaceutical
                                          Partners, L.L.C., the Manager


                                  BIOVENTURE INVESTMENTS, KFT

                                  By: /s/ DAVID MADDEN
                                     -----------------------------------
                                  Name:   David Madden
                                  Title:  Managing Member of Pharmaceutical
                                          Partners, L.L.C., the Manager


                                  PHARMACEUTICAL PARTNERS, L.L.C.

                                  By: /s/ PABLO LEGORRETA
                                     -----------------------------------
                                  Name:   Pablo Legorreta
                                  Title:  Managing Member

                                        /s/ STEPHEN EVANS-FREKE
                                     -----------------------------------
                                  Name: Stephen Evans-Freke


                                        /s/ PABLO LEGORRETA
                                     -----------------------------------
                                  Name: Pablo Legorreta


                                        /s/ DAVID MADDEN
                                     -----------------------------------
                                  Name: David Madden


                                        /s/ RORY RIGGS
                                     -----------------------------------
                                  Name: Rory Riggs